EXHIBIT 99.1

               Company Contact:     Ed Rosenfeld
                                    Vice President of Strategic Planning/Finance
                                    Steven Madden, Ltd.
                                    (718) 446-1800

               Investor Relations:  Cara O'Brien/Lauren Puffer
               Media:               Melissa Merrill
                                    Financial Dynamics
                                    (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

               STEVEN MADDEN, LTD. ANNOUNCES THIRD QUARTER RESULTS

                        - EPS Increased 51.4% to $0.39 -
         - Total Sales Grew 12.9% and Same-Store Sales Increased 12.3% -

LONG ISLAND CITY, N.Y. - November 2, 2005 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced financial results for the third quarter and nine months ended September 30, 2005.

         In line with recently updated expectations, third quarter net sales increased 12.9% to $100.1 million compared with $88.6 million reported in the same period last year. The Company's overall gross margin increased 70 basis points to 36.2% from 35.5% in the comparable quarter last year. This reflects margin improvement in nearly all wholesale divisions that was partially offset by a planned margin decline in the retail division. Operating expenses as a percent of sales also improved to 29.4% versus 30.2% in the same period of last year. Taken together, this resulted in a 53.4% increase in operating income to $9.0 million compared with $5.9 million in the same period last year. Net income increased 49.6% to $5.5 million, or $0.39 per diluted share, versus $3.7 million, or $0.26 per diluted share, in the prior year period.

         Revenues from the wholesale division, comprised of the Company's six primary brands, Steve Madden Womens, Steve Madden Mens, Stevies, l.e.i., Steven, and Candie's, increased 9.5% to $71.0 million for the quarter compared to $64.9 million reported in the year-ago period. During the quarter, retail revenues increased 22.3% to $29.1 million versus $23.8 million in the comparable period. Same-store sales were up 12.3% for the quarter. The Company opened four new stores and closed one permanent outlet store, ending the quarter with 98 Company-owned retail locations, including the Internet store. The Company remains on track to open a total of 12 stores during fiscal 2005.

         For the first nine months of 2005, net sales increased 12.1% to $284.4 million compared to $253.6 million in the same period last year. Net income was $11.8 million, or $0.85 per diluted share, versus $11.9 million, or $0.83 per diluted share, in the comparable period last year.

         The Company separately announced today that its Board of Directors has authorized a special one-time dividend of $1.00 per outstanding share of common stock that will be paid on November 23, 2005.

         "Our recent performance highlights significant progress on initiatives to increase sales and improve margins and profitability," stated Jamieson Karson, Chairman and Chief Executive Officer. "Solid top line growth in both the wholesale and retail divisions reflects the broad-based strength in our business and our brand. These factors, coupled with our efforts to improve operating efficiencies and inventory management during the quarter, enabled us to deliver a significant increase in our bottom line versus the prior year."

Page 2 - Steven Madden, Ltd. Announces Third Quarter Results

         Arvind Dharia, Chief Financial Officer, said, "We continue to be very pleased with the strong financial foundation that is in place. Our solid balance sheet boasts $99.6 million in cash, cash equivalents, and investment securities, no short- or long-term debt, and $180.3 million in total stockholders' equity."

         With respect to the current outlook, the Company anticipates annual 2005 net sales will increase in the low double digits over 2004, based on strong year-to-date performance across many of the Company's divisions and the Company's expectations for the remainder of the year. The Company also expects to achieve continued improvements in gross margin reflecting better inventory management and lower inventory markdowns. Taking these factors into account, the Company currently anticipates that full year earnings will be between $1.20 and $1.22 per diluted share.

         Mr. Karson commented, "As we move into the final quarter of fiscal 2005, we are confident that our business is in an optimal position to achieve even further operating improvements and overall growth. Further, as we announced in a separate press release today, our Board of Directors has approved a special one-time dividend which highlights the strength of our operations, our solid financial foundation, and the fact that we remain keenly focused on delivering enhanced value to our shareholders."

         The Company also announced that Richard Olicker, President, will be leaving the Company in conjunction with the expiration of his employment agreement on December 31, 2005.

         The Company has initiated a search to fill the role of President. However, as a result of recent hires and internal promotions there is significant breadth and depth in experience at the senior management level. The current team is well positioned to absorb Mr. Olicker's responsibilities in the near term and cover all management functions of the business until a permanent replacement is named. In particular, recently appointed Chief Operating Officer Awadhesh Sinha will be responsible for operations across the Company's various divisions and for generating additional efficiencies and enhancements to the business model. Additionally, Amelia Newton, recently named Executive Vice President of Wholesale Sales, will continue to be responsible for managing the Company's wholesale customer base as well as overseeing key accounts to improve profitability.

         Mr. Karson concluded, "Richard has been a valued collaborator and business partner during his five-year tenure at Steven Madden, Ltd. His knowledge and management skills have added significantly to the success of our Company and we thank him for his contribution during a variety of transitions in the business and through many industry challenges. We wish him great success in his future endeavors.

         "We will now begin the search for a new President, however, we are fortunate to have a strong and experienced management team securely in place that will continue to support, strengthen, and grow the business. As our recent performance indicates, we are collectively achieving great success and will remain focused on improving the profitability of our various divisions, expanding and diversifying the business, building the Steven Madden, Ltd. brand, and positioning the Company for long-term success."

Conference Call Information
---------------------------

         Interested shareholders are invited to listen to the third quarter earnings conference call scheduled for today, Wednesday, November 2, 2005 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113367&
eventID=1146022

         An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until November 16, 2005. Additionally, a replay of the call can be accessed by dialing 877-519-4471, pin number 6663118 and will be available through November 4, 2005.
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Page 3 - Steven Madden, Ltd. Announces Third Quarter Results

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden brand, including handbags, eyewear, hosiery, and belts, and owns and operates 95 retail stores under its Steve Madden brand and two retail stores under its Steven brand. The Company is also the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.


Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                                 (Tables Follow)

Page 4 - Steven Madden, Ltd. Announces Third Quarter Results


CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

                                                            Three Months Ended              Nine Months Ended
                                                      -----------------------------   -----------------------------
                                                      Sept 30, 2005   Sept 30, 2004   Sept 30, 2005   Sept 30, 2004
                                                      -------------   -------------   -------------   -------------
Net Sales                                             $     100,067   $      88,610   $     284,361   $     253,612
Cost of sales                                                63,836          57,160         181,302         158,178
                                                      -------------   -------------   -------------   -------------
Gross profit                                                 36,231          31,450         103,059          95,434
Commission and licensing fee income - net                     2,217           1,175           5,241           3,224
Operating expenses                                           29,447          26,758          88,902          79,635
Impairment of cost in excess of fair value of net
assets acquired                                                  --              --            (519)             --
                                                      -------------   -------------   -------------   -------------
Income from operations                                        9,001           5,867          18,879          19,023
Interest and other income, net                                  504             488           1,398           1,497
                                                      -------------   -------------   -------------   -------------
Income before provision for income tax                        9,505           6,355          20,277          20,520
Provision for income tax                                      3,992           2,669           8,516           8,618
                                                      -------------   -------------   -------------   -------------
Net income                                            $       5,513   $       3,686   $      11,761   $      11,902
                                                      =============   =============   =============   =============

Basic income per share                                $        0.41   $        0.28   $        0.89   $        0.90
                                                      =============   =============   =============   =============
Diluted income per share                              $        0.39   $        0.26   $        0.85   $        0.83
                                                      =============   =============   =============   =============

Weighted average common shares
outstanding - Basic                                          13,503          13,177          13,272          13,243
                                                      =============   =============   =============   =============
Weighted average common shares
outstanding - Diluted                                        14,045          14,220          13,776          14,328
                                                      =============   =============   =============   =============

                                    ~ more ~

Page 5 - Steven Madden, Ltd. Announces Third Quarter Results


                            BALANCE SHEET HIGHLIGHTS

                                 (in thousands)


                                       Sept 30, 2005    Dec 31, 2004   Sept 30, 2004
                                        Consolidated    Consolidated    Consolidated
                                       -------------   -------------   -------------
                                        (Unaudited)                     (Unaudited)
                                       -------------                   -------------
Cash and cash equivalents              $      55,708   $      30,853   $      18,128
Investment securities                         43,919          49,124          50,408
Total current assets                         146,558         121,094         112,445
Total assets                                 203,868         186,430         181,154
Total current liabilities                     21,204          19,677          12,264
Total stockholder's equity             $     180,291   $     164,665   $     166,749


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